Exhibit 99.1

Disclaimer

This letter to our shareholders includes forward-looking statements that relate to future events and involve known and unknown risks, uncertainties and other factors that may cause these actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “aim,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations. There can be no assurance that the agreements and joint ventures described in this letter will be formally organized or will operate as successfully as the parties intend. There can be no assurance that our patents and/or prototypes, will receive regulatory approval or be commercially viable. Our technology is subject to compliance with multiple regulations of various states and countries in which our future products, if developed may be sold. There are no assurances that our company will successfully launch the products described above. Furthermore; there can be no assurance that our company will receive any financing or any financing on commercially reasonable terms and conditions in order to complete the development of our products. These forward-looking statements speak only as of the date of this letter. Except for the Company’s ongoing disclosure obligations under US Federal securities laws, the Company undertakes no obligation to release publicly any updates to any forward-looking statements, to report events or to report the occurrence of unanticipated events. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2024, and our other filings with the SEC. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of CQENS. and are difficult to predict. CQENS does not undertake any duty to update any forward-looking statements except as may be required by law.

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April, 2024

To Our Shareholders,

Late last December, in our first shareholder letter to you, we committed to keeping you up to date with regular communications throughout 2024. This letter is an overview of what’s transpired in the three months ended March 31, 2024.

During the quarter we continued to stay on track with respect to preparing the file we will submit to the US FDA to secure a Premarket Tobacco Authorization (“PMTA”) for our patented and patent pending Heat not Burn system (“HnB”). In our December letter we provided a significant amount of detail about the US FDA PMTA process and all that’s required for an accepted submission. As we stated in that letter, securing the PMTA is our major focus at this time.

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It is our major focus because of the FDA’s mandate to scientifically evaluate and authorize Modified Risk Tobacco Products (“MRTP”), Our CQENS HnB system is designed to be a MRTP. The system includes a device designed to heat tobacco consumables, producing an aerosol providing users with the constituents of tobacco, without the by-products of combustion, i.e. the tar and the toxic levels of chemicals found in conventional cigarette smoke. Our system also includes the tobacco consumable, a specially designed and prepared tobacco packet that goes into the device to be heated, but never burned. Both parts of the CQENS system are covered by our 75 patents and pending patents.

In our first quarter, staying on track with our filing timetable, we built and began testing V5 prototype HnB devices. The V5, which we completed in 2023, is our fifth generation prototype and the version that we intend to submit to the US FDA for marketing authorization.

The quarter also saw a significant amount of the ongoing V5 engineering, specifically Design for Manufacturability, begin to transfer from our lab here in the US to Hong Kong, the site of our recently formed joint venture, CQENS Electronics Ltd. Our joint venture partner, Hong Kong-based Asahi Corporation, was selected after an extensive search where we evaluated potential partners from North America, Central America, South America and Asia, 28 in total, before selecting Asahi.

Staying on track also meant making progress toward the completion of our automated consumable manufacturing module in Italy. We expect to have the work on the module completed by mid-Summer. And, staying on track means that, during the quarter, we continued to test our system for the critical data that the FDA will require in our filing. To date, all of our test results confirm our confidence that we will successfully navigate the US FDA PMTA process. Of course, there is never complete certainty when dealing with government regulations and regulators

During this past quarter we established a CQENS advisory board, a board to be comprised of experienced and talented businesspeople. The members of that board will allow CQENS to draw on the skills and knowledge of advisors with practical experience in growing and managing a business; members who will enhance CQENS’ reputation and credibility in the marketplace; members who will increase regulator, investor, and consumer confidence, and, most important, members who will form a potential source of directors for the Company’s Board of Directors when it’s time to expand that board.

I am pleased to announce that we made our first two appointments to the advisory board during the quarter. The first appointment is that of Mickey Segal. Segal, a CPA, is the founding and managing partner of NKSFB, the largest business management firm in the US, with eight offices and more than 650 employees. He is a graduate of California State Polytechnic University at Pomona. In 1997 he was inducted into his alma mater’s Accounting Hall of Fame and received the Distinguished Alumni Award from its business school. Mickey has been recognized as one of the entertainment industry’s top business managers by The Hollywood Reporter, Variety, and Billboard.

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Our second appointee is Trixy Castro, a dynamic businesswoman who is a leader and innovator in the finance and real estate industries. Her entrepreneurial journey spans over two decades, during which she has founded and invested in over 50 companies across various industries. Notably, she’s the founder and visionary behind Genesis Capital, a prominent private money lender and Hudson & Marshall, a real estate auction company. Her knack for predicting real estate trends led to the creation of Genesis Capital and Genesis Auctions (which later acquired Hudson & Marshal), both of which reshaped the landscape for investors seeking access to distressed properties and financing. Castro orchestrated successful monetization events, selling Hudson & Marshall to Fidelity National Title in 2017 and Genesis Capital to Goldman Sachs in 2018. Trixy is a first generation American, the daughter of Cuban immigrants, and is passionate about increasing access to entrepreneurship for underrepresented groups.

We are honored that Mickey and Trixy have agreed to come onboard as advisors, we look forward to their insights and their advice, assisting us in making this a less harmful, healthier world.

Once again, thank you for your patience and your support. This is an important year for CQENS and we look forward to keeping you apprised of the exciting events we expect to see.

Regards,

/s/ Alexander Chong

Alexander Chong, Chairman and Chief Executive Officer

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